Strategic Partners Mutual Funds, Inc.
For the period ended 4/30/07
File number 811-08085


SUB-ITEM 77D
Policies With Respect to Security Investment


Strategic Partners Mutual Funds, Inc.

Strategic Partners Equity Income Fund

Supplement dated January 12, 2007
to
Statement of Additional Information (SAI) dated February 27, 2006

At a recent meeting of the shareholders of Strategic Partners Equity Income Fund (the "Fund"), shareholders approved the appointment of Jennison Associates LLC ("Jennison") as the Fund's new subadviser. Effective on or about January 12, 2007, Jennison will assume responsibility for managing the Fund's assets and the Fund's current subadvisers (AllianceBernstein, L.P. and T. Rowe Price Associates, Inc.) will be terminated.

    Effective on or about January 12, 2007, the Fund's name will change to Jennison Equity Income Fund.

    This supplement sets forth changes to the Fund's SAI that will become effective upon the appointment of Jennison:

Except to the extent necessary for historical or other purposes, all references in the SAI to the Fund's former name (Strategic Partners Equity Income Fund) and to the Fund's former subadvisers (AllianceBernstein,L.P. and T. Rowe Price Associates, Inc.) are hereby deleted and replaced by references to the Fund's new name and the Fund's new subadviser.

The discussion of the Fund's fundamental investment restrictions, appearing on page B-89 of the SAI in the section entitled "Fundamental Investment Restrictions-Notes to Investment Restrictions" is revised by adding the following new note:

Applicable to Jennison Equity Income Fund : With respect to investment restriction (7), the Fund utilizes the Global Industry Classification Standards (GICS) published by Standard & Poor's, in order to determine industry classifications. The Fund will utilize the GICS sub-industry classifications for purposes of monitoring compliance with investment restriction (7).

The discussion of the Fund's investment program, appearing on pages B-48 through B-50 of the SAI , in the section entitled "Investment Programs of the Funds", is deleted and replaced with the following new discussion:

JENNISON EQUITY INCOME FUND:

Investment Objective: The investment objective of the Fund is to seek income and capital appreciation.

Investment Policies:

The Fund normally invests at least 65% of its total assets in income-producing equity and equity-related securities.

Purchases and sales of portfolio securities are made at such times and in such amounts as deemed advisable in light of market, economic and other conditions, irrespective of the degree of portfolio turnover. The Fund engages primarily in holding securities for investment and not for trading purposes.





Covered Call Options.   Subject to market conditions, the Fund may try to
realize income by writing covered call option contracts. The Sub-advisor believes that the premiums the Fund will receive for writing options can increase the Fund's income without subjecting it to substantial risks.

A security on which an option has been written will be held in escrow by the Fund's custodian until the option expires, is exercised, or a closing purchase transaction is made. The Fund will purchase call options only to close out a position in an option written by it. When a security is sold from the Fund against which a call option has been written, the Fund will effect a closing purchase transaction so as to close out any existing call option on that security.

The premium received by the Fund upon writing a call option will increase the Fund's assets, and a corresponding liability will be recorded and subsequently adjusted from day to day to the current value of the option written. For example, if the current value of the option exceeds the premium received, the excess would be an unrealized loss and, conversely, if the premium exceeds the current value, such excess would be an unrealized gain. The current value of the option will be the last sales price on the principal exchange on which the option is traded or, in the absence of any transactions, the mean between the closing bid and asked price.

Except as stated above, the Fund will not purchase or sell puts or calls or combinations thereof.

Additional information on covered call options and their risks is included in this Statement and the Trust's Prospectus under "Certain Risk Factors and Investment Methods."

Stock Index Futures.   The Fund may purchase and sell stock index futures
contracts. A stock index futures contract is a bilateral agreement pursuant to which two parties agree to take or make delivery of an amount of liquid assets equal to a specified dollar amount multiplied by the difference between the stock index value at the close of the last trading day of the contract and the price at which the futures contract is originally struck.
No physical delivery of the underlying stocks in the index is made. The Fund will not purchase or sell options on stock index futures contracts.

The Fund may not purchase or sell a stock index future if, immediately thereafter, more than 30% of its total assets would be hedged by stock index futures. The Fund may not purchase or sell a stock index future if, immediately thereafter, the sum of the amount of margin deposits on the Fund's existing futures positions would exceed 5% of the market value of the Fund's total assets.

Currently, stock index futures contracts can be purchased or sold with respect to the Standard & Poor's 500 Stock Index on the Chicago Mercantile Exchange, the New York Stock Exchange Composite Index on the New York Futures Exchange and the Value Line Stock Index on the Kansas City Board of Trade. The Sub-advisor does not believe that differences in composition of the three indices will create any differences in the price movements of the stock index futures contracts in relation to the movements in such indices. However, such differences in the indices may result in differences in correlation of the futures contracts with movements in the value of the securities being hedged. The Fund reserves the right to purchase or sell stock index futures contracts that may be created in the future.

The nature of initial margin in futures transactions is different from that of margin in security transactions in that futures contract margin does not involve the borrowing of funds to finance transactions. Rather, the initial margin is in the nature of a performance bond or good faith deposit on the contract which is returned to the Fund upon termination of the futures contract, assuming all contractual obligations have been satisfied.

There are several risks in connection with the use of stock index futures by the Fund as a hedging device. One risk arises because of the imperfect correlation between movements in the price of the stock index futures and movements in the price of the securities which are the subject of the hedge. The price of the stock index futures may move more than or less than the price of the securities being hedged. If the price of the stock index futures moves less than the price of the securities which are the subject of the hedge, the hedge will not be fully effective but, if the price of the securities being hedged has moved in an unfavorable direction, the Fund would be in a better position than if it had not hedged at all. If the price of the securities being hedged has moved in a favorable direction, this advantage will be partially offset by the loss on the index future. If the price of the future moves more than the price of the stock, the Fund will experience either a loss or gain on the future which will not be completely offset by movements in the price of the securities which are the subject of the hedge. To compensate for the imperfect correlation of movements in the price of securities being hedged and movements in the price of the stock index futures, the Fund may buy or sell stock index futures contracts in a greater dollar amount than the dollar amount of securities being hedged if the volatility over a particular time period of the prices of such securities has been greater than the volatility over such time period for the index, or if otherwise deemed to be appropriate by the Sub-advisor. Conversely, the Fund may buy or sell fewer stock index futures contracts if the volatility over a particular time period of the prices of the securities being hedged is less than the volatility over such time period of the stock index, or if otherwise deemed to be appropriate by the Sub-advisor.

Where futures are purchased to hedge against a possible increase in the price of stock before the Fund is able to invest its cash (or cash equivalents) in stocks (or options) in an orderly fashion, it is possible that the market may decline instead. If the Fund then concludes not to invest in stock or options at that time because of concern as to possible further market decline or for other reasons, the Fund will realize a loss on the futures contract that is not offset by a reduction in the price of securities purchased.

The Fund's Sub-advisor intends to purchase and sell futures contracts on the stock index for which it can obtain the best price with due consideration to liquidity.

For additional information regarding futures contracts and their risks, see this Statement and the Trust's Prospectus under "Certain Risk Factors and Investment Methods."

Exchange Traded Funds. The Fund may invest in exchange traded funds (ETFs), such as Standard & Poor's Depositary Receipts (SPDRs) Lehman Aggregate Bond ETF with the same percentage limitations as investments in registered investment companies explained above. ETFs are a type of index fund bought and sold on a securities exchange. An ETF trades like common stock and represents a fixed portfolio of securities designed to track the performance and dividend yield of a particular domestic or foreign market index. The Fund may purchase an ETF to temporarily gain exposure to a portion of the U.S. or a foreign equity market while awaiting purchase of underlying securities. The risks of owning an ETF generally reflect the risks of owning the underlying securities they are designed to track, although the lack of liquidity on an ETF could result in it being more volatile. Additionally, ETFs have management fees, which increase their cost.

Foreign Securities . The Fund may invest up to 50% of its total assets in foreign securities, including stocks and other equity-related securities, money market instruments and other investment-grade fixed income securities of foreign issuers. The Fund's investment in foreign securities may include the securities of issuers located in emerging markets. American Depositary Receipts (ADRs), American Depositary Shares (ADSs) and other similar receipts or shares traded in U.S. markets are not considered to be foreign securities. Investing in securities of foreign issuers generally involves risks not ordinarily associated with investing in securities of domestic issuers. For a discussion of the risks involved in foreign securities, see this SAI and the Company's Prospectus under "Certain Risk Factors and Investment Methods."


Emerging Markets.   The Fund may invest in securities
of government, government-related,

 supranational and corporate issuers located in emerging markets. Such investments entail significant risks as described below.

Company Debt.   Governments of many emerging market countries have exercised and continue to exercise substantial influence over many aspects of the private sector through the ownership or control of many companies, including some of the largest in any given country. As a result, government actions in the future could have a significant effect on economic conditions in emerging markets, which in turn, may adversely affect companies in the private sector, general market conditions and prices and yields of certain of the securities in the Fund's portfolio. Expropriation, confiscatory taxation, nationalization, political, economic or social instability or other similar developments have occurred frequently over the history of certain emerging markets and could adversely affect the Fund's assets should these conditions recur.

Foreign currencies.   Some emerging market countries may have managed
currencies, which are not free floating against the U.S. dollar. In addition, there is risk that certain emerging market countries may restrict the free conversion of their currencies into other currencies. Further, certain emerging market currencies may not be internationally traded. Certain of these currencies have experienced a steep devaluation relative to the U.S. dollar. Any devaluations in the currencies in which a Fund's portfolio securities are denominated may have a detrimental impact on the Fund's net asset value.

Inflation.   Many emerging markets have experienced substantial, and in some periods extremely high, rates of inflation for many years. Inflation and rapid fluctuations in inflation rates have had and may continue to have adverse effects on the economies and securities markets of certain emerging market countries. In an attempt to control inflation, wage and price controls have been imposed in certain countries. Of these countries, some, in recent years, have begun to control inflation through prudent economic policies.

Liquidity; Trading Volume; Regulatory Oversight.   The securities markets of
emerging market countries are substantially smaller, less developed, less liquid and more volatile than the major securities markets in the U.S. Disclosure and regulatory standards are in many respects less stringent than U.S. standards. Furthermore, there is a lower level of monitoring and regulation of the markets and the activities of investors in such markets.

The limited size of many emerging market securities markets and limited trading volume in the securities of emerging market issuers compared to the volume of trading in the securities of U.S. issuers could cause prices to be erratic for reasons apart from factors that affect the soundness and competitiveness of the securities issuers. For example, limited market size may cause prices to be unduly influenced by traders who control large positions. Adverse publicity and investors' perceptions, whether or not based on in-depth fundamental analysis, may decrease the value and liquidity of portfolio securities.

The risk also exists that an emergency situation may arise in one or more emerging markets, as a result of which trading of securities may cease or may be substantially curtailed and prices for the Fund's securities in such markets may not be readily available. The Fund may suspend redemption of its shares for any period during which an emergency exists, as determined by the SEC. If market prices are not readily available, the Fund's securities in the affected markets will be valued at fair value determined in good faith by or under the direction of the Board.

Withholding.   Income from securities held by the Fund could be reduced by a withholding tax on the source or other taxes imposed by the emerging market countries in which the Fund makes its investments. The Fund's net asset value may also be affected by changes in the rates or methods of taxation applicable to the Fund or to entities in which the Fund has invested. The Sub-advisor will consider the cost of any taxes in determining whether to acquire any particular investments, but can provide no assurance that the taxes will not be subject to change.

Initial Public Offerings. The Fund may participate in the initial public offering ("IPO") market, and a portion of the Fund's returns may be attributable to Fund investments in IPOs. There is no guarantee that as the Fund's assets grow it will be able to experience significant improvement in performance by investing in IPOs. The Fund's purchase of shares issued as part of, or a short period after, companies' IPOs, exposes it to the risks associated with companies that have little operating history as public companies, as well as to the risks inherent in those sectors of the market where these new issuers operate. The market for IPO issuers has been volatile, and share prices of newly-public companies have fluctuated in significant amounts over short periods of time.

Real Estate Investment Trusts (REITs) . The Fund may invest in Real Estate Investment Trusts (REITs). Investing in REITs involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. Equity REITs may be affected by changes in the value of the underlying property owned by the REITs, while mortgage REITs may be affected by the quality of any credit extended. REITs are dependent upon management skills, may not be diversified geographically or by property type, and are subject to heavy cash flow dependency, default by borrowers and self-liquidation. REITs must also meet certain requirements under the Code to avoid entity level tax and be eligible to pass-through certain tax attributes of their income to shareholders. REITs are consequently subject to the risk of failing to meet these requirements for favorable tax treatment and of failing to maintain their exemptions from registration under the 1940 Act. REITs are also subject to the risks of changes in the Code, affecting their tax status.
REITs (especially mortgage REITs) are also subject to interest rate risks. When interest rates decline, the value of a REIT's investment in fixed rate obligations can be expected to rise. Conversely, when interest rates rise, the value of a REIT's investment in fixed rate obligations can be expected to decline. In contrast, as interest rates on adjustable rate mortgage loans are reset periodically, yields on a REIT's investments in such loans will gradually align themselves to reflect changes in market interest rates, causing the value of such investments to fluctuate less dramatically in response to interest rate fluctuations than would investments in fixed rate obligations.
Investing in certain REITs involves risks similar to those associated with investing in small capitalization companies. These REITs may have limited financial resources, may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities. Historically, small capitalization stocks, such as these REITs, have been more volatile in price than the larger capitalization stocks included in the S&P 500 Index. The management of a REIT may be subject to conflicts of interest with respect to the operation of the business of the REIT and may be involved in real estate activities competitive with the REIT. REITs may own properties through joint ventures or in other circumstances in which the REIT may not have control over its investments. REITs may incur significant amounts of leverage.
Restricted and Illiquid Securities . The Fund may purchase securities that are not registered or that are offered in an exempt non-public offering ("Restricted Securities") under the Securities Act of 1933, as amended ("1933 Act"), including securities eligible for resale to "qualified institutional buyers" pursuant to Rule 144A under the 1933 Act. However, the Fund will not invest more than 15% of its net assets in illiquid investments, which include securities sold in private placement transactions, private investment in public equity (PIPE) offerings, repurchase agreements with a notice or demand period of more than seven days, certain SMBS, certain municipal leases, certain over-the-counter options, securities that are not readily marketable and Restricted Securities, unless the subadviser determines, based upon a continuing review of the trading markets for the specific Restricted Securities and the adopted Fund guidelines, that such Restricted Securities are liquid.

Securities Ratings.   The ratings of debt securities by S&P, Moody's, Duff &
Phelps and Fitch are a generally accepted barometer of credit risk. They are, however, subject to certain limitations from an investor's standpoint. The rating of an issuer is heavily weighted by past developments and does not necessarily reflect probable future conditions. There is frequently a lag between the time a rating is assigned and the time it is updated. In addition, there may be varying degrees of difference in credit risk of securities within each rating category.

A detailed description of the debt security ratings assigned by Moody's and S&P is included in Appendix B to this Statement.

Other Investment Companies.   The Fund may invest up to 10% of its total
assets in other investment companies, such as mutual funds, provided that the investment is consistent with the Fund's investment policies and restrictions. Under the Investment Company Act, The Fund's investment in such securities, subject to certain exceptions, currently is limited to

3% of the total voting stock of any one investment company;

5% of the Fund's total assets with respect to any one investment company;
 and

10% of a Fund's total assets in the aggregate.

Such purchases will be made in the open market where no commission or profit to a sponsor or dealer results from the purchase other than the customary brokers' commissions. As a shareholder of another investment company, the Fund would bear, along with other shareholders, its pro rata portion of the other investment company's expenses, including advisory fees. These expenses would be in addition to the management fee that the Fund bears directly in connection with its own operations.

Investment Policies Which May   Be Changed Without Shareholder Approval.
The following limitations are applicable to the Jennison Equity Income Fund. These limitations are not "fundamental" restrictions and may be changed by the Directors without shareholder approval. The Fund may not:

1. Purchase the securities of any other investment company except in compliance with the 1940 Act; and

2. Sell securities short.


The discussion of the sub-advisors, appearing on pages B-122 through B-147 of the SAI, in the section of the SAI entitled "Investment Advisory & Administration Services-The Sub-Advisors," is hereby revised by deleting all references to AllianceBernstein, L.P. and T. Rowe Price Associates, Inc. with respect to the Fund, other than those necessary for historical purposes, and substituting references to Jennison as applicable. The discussion is further revised by including the following new information pertaining to Jennison:


Jennison Associates LLC, for the Jennison
Equity Income Fund, will be paid a
fee at an annual rate of 0.43% on average daily net assets up to and including $500 million; 0.38% on average daily net assets over $500 million up to and including $1 billion; and 0.34% on average daily net assets over $1 billion.

The discussion of portfolio manager "other account" information appearing on page B-127 of the SAI is hereby revised by inserting the following information with respect to Jennison's portfolio managers into the table entitled "Other Accounts Managed by Portfolio Managers." Information provided is as of December 29, 2006.


FUND         PORTFOLIO    REGISTERED       OTHER         OTHER
             MANAGER      INVESTMENT       POOLED        ACCOUNTS
                          COMPANIES        INVESTMENT
                          (THOUSANDS)      VEHICLES

Jennnison    Shaun        1 registered       0              0
Equity       Hong,        investment
Income       CFA          company with
Fund                      $4,748,370
                          in total
                          assets under
                          management.


             Ubong        1 registered       0              0
             "Bobby"      investment
             Edemeka      company with
                          $4,748,370
                          in total
                          assets under
                          management.


The discussion of portfolio manager ownership of Fund securities appearing on page B-147 of the SAI is hereby revised by inserting the following information with respect to Jennison's portfolio managers into the table entitled "Portfolio Manager Securities Ownership." Information provided is as of December 29, 2006.

FUND                 PORTFOLIO MANAGER           OWNERSHIP OF
                                                 COMPANY
                                                 SECURITIES

Jennison Equity      Shaun Hong, CFA             None
Income Fund

                     Ubong "Bobby"
                     Edemeka                     None


The discussion of portfolio manager compensation and conflicts of interest policies appearing on pages B-127 through B-146 of the SAI is hereby revised by including the following information pertaining to Jennison's compensation and conflicts of interest policies:
Compensation
Jennison seeks to maintain a highly competitive compensation program designed to attract and retain outstanding investment professionals, which includes portfolio managers and research analysts, and to align the interests of its investment professionals with that of its clients and overall firm results. Overall firm profitability determines the total amount of incentive compensation pool that is available for investment professionals. Investment professionals are compensated with a combination of base salary and discretionary cash bonus. In general, the cash bonus comprises the majority of the compensation for investment professionals. Investment professionals' total compensation is determined through a subjective process that evaluates numerous qualitative and quantitative factors. There is no particular weighting or formula for considering the factors. Some portfolio managers or analysts may manage or contribute ideas to more than one product strategy and are evaluated accordingly. The factors considered for an investment professional whose primary role is portfolio management will differ from an investment professional who is a portfolio manager with research analyst responsibilities.
The following factor will be reviewed for Shaun Hong:





..    One and three year pre-tax investment performance of groupings of accounts (a "Composite") relative to pre-determined passive indices, such as the Lipper Equity Income Index, and industry peer group data for the product strategy ( e.g. , large cap growth, large cap value) for which the portfolio manager is responsible;
The following factors will be reviewed for each Portfolio Manager:
..    The investment professional's contribution to client portfolios' pre-
tax one and three year performance from the investment professional's recommended stocks relative to the strategy's passive benchmarks, such as the Lipper Equity Income Index, and to the investment professional's respective coverage universes;


..
Historical and long-term business
potential of the product strategies;

..
Qualitative factors such as teamwork
and responsiveness; and

..    Other factors such as experience and other responsibilities such as being a team leader or supervisor may also affect an investment professional's total compensation.
Conflicts of Interest

In managing other portfolios (including affiliated accounts), certain potential conflicts of interest may arise. Potential conflicts include, for example, conflicts among investment strategies, conflicts in the allocation of investment opportunities, or conflicts due to different fees. As part of its compliance program, Jennison has adopted policies and procedures that seek to address and minimize the effects of these conflicts.
Jennison's portfolio managers typically manage multiple accounts. These accounts may include, among others, mutual funds, separately managed advisory accounts (assets managed on behalf of institutions such as pension funds, colleges and universities, foundations), commingled trust accounts, affiliated single client and commingled insurance separate accounts, model nondiscretionary portfolios, and model portfolios used for wrap fee programs. Portfolio managers make investment decisions for each portfolio based on the investment objectives, policies, practices and other relevant investment considerations that the managers believe are applicable to that portfolio. Consequently, portfolio managers may recommend the purchase (or sale) of certain securities for one portfolio and not another portfolio. Securities purchased in one portfolio may perform better than the securities purchased for another portfolio. Similarly, securities sold from one portfolio may result in better performance if the value of that security declines. Generally, however, portfolios in a particular product strategy (e.g., large cap growth equity) with similar objectives are managed similarly. Accordingly, portfolio holdings and industry and sector exposure tend to be similar across a group of accounts in a strategy that have similar objectives, which tend to minimize the potential for conflicts of interest. While these accounts have many similarities, the investment performance of each account will be different primarily due to differences in guidelines, timing of investments, fees, expenses and cash flows. Furthermore, certain accounts (including affiliated accounts) in certain investment strategies may buy or sell securities while accounts in other strategies may take the same or differing, including potentially opposite, position. For example, certain strategies may short securities that may be held long in other strategies. The strategies that sell a security short held long by another strategy could lower the price for the security held long. Similarly, if a strategy is purchasing a security that is held short in other strategies, the strategies purchasing the security could increase the price of the security held short. Jennison has policies and procedures that seek to mitigate, monitor and manage this conflict.
In addition, Jennison has adopted trade aggregation and allocation procedures that seek to treat all clients (including affiliated accounts) fairly and equitably. These policies and procedures address the allocation of limited investment opportunities, such as IPOs and the allocation of transactions across multiple accounts. Some accounts have higher fees, including performance fees, than others. These differences may give rise to a potential conflict that a portfolio manager may favor the higher fee-paying account over the other or allocate more time to the management of one account over another. While Jennison does not monitor the specific amount of time that a portfolio manager spends on a single portfolio, senior Jennison personnel periodically review the performance of Jennison's portfolio managers as well as periodically assess whether the portfolio manager has adequate resources to effectively manage the accounts assigned to that portfolio manager. Jennison also believes that its compensation structure tends to mitigate this conflict.

The discussion of Sub-advisor proxy voting policies, appearing in Appendix B to the SAI, is hereby revised by deleting all proxy voting information relating to AllianceBernstein, L.P. and T. Rowe Price Associates. and substituting the following information pertaining to Jennison's proxy voting policies:
Jennison Associates LLC ("Jennison") actively manages publicly traded equity securities and fixed income securities. It is the policy of Jennison that where proxy voting authority has been delegated to and accepted by Jennison, all proxies shall be voted by investment professionals in the best interest of the client without regard to the interests of Jennison or other related parties, based on recommendations as determined by pre-established guidelines either adopted by Jennison or provided by the client. Secondary consideration may be given to the public and social value of each issue. For purposes of this policy, the "best interests of clients" shall mean, unless otherwise specified by the client, the clients' best economic interests over the long term - that is, the common interest that all clients share in seeing the value of a common investment increase over time. Any proxy vote that may represent a potential material conflict is reviewed by Jennison Compliance and referred to the Proxy Voting Committee to determine how to vote the proxy if Compliance determines that a material conflict exists.
In voting proxies for international holdings, we will generally apply the same principles as those for U.S. holdings. However, in some countries, voting proxies result in additional restrictions that have an economic impact or cost to the security, such as "share blocking", where Jennison would be restricted from selling the shares of the security for a period of time if Jennison exercised its ability to vote the proxy. As such, we consider whether the vote, either itself or together with the votes of other shareholders, is expected to have an effect on the value of the investment that will outweigh the cost of voting. Our policy is to not vote these types of proxies when the cost far outweighs the benefit of voting, as in share blocking.
It is further the policy of Jennison that complete and accurate disclosure concerning its proxy voting policies and procedures and proxy voting records, as required by the Advisers Act, is to be made available to clients.